620 Memorial Drive, Cambridge, MA 02139

December 14, 2020 Jonathan Zung
Re: Employment by Evelo Biosciences, Inc.

Dear Jonathan,

Evelo Biosciences, Inc. is pleased to confirm its offer to employ you as the Chief Development Officer or in such other capacity as may be mutually agreed upon by the Company and you from time to time. Your effective date of hire as a regular, full-time employee is anticipated to be January 18, 2021.

Your compensation for this position will be at the rate of $415,000 per year. Your base salary will be paid bi-weekly in equal installments and in accordance with the Company’s payroll practices and procedures.

Also, we are pleased to offer you a signing bonus of $110,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave the Company without Good Cause or are terminated for Cause (as defined in the Evelo Biosciences, Inc. Executive Severance Plan) within 12 months of your date of hire, you will be responsible for reimbursing the Company for a prorated portion of the signing bonus corresponding to the proportion of weeks worked by you within the 12 months period.

You will also be eligible to receive a target annual bonus of 40% of your annual base salary at the sole discretion of the Board, which will be determined based upon the Company’s performance. The Company will make best efforts to announce such performance goals no later than 60 days after your employment commences. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid.

In addition to your cash compensation, after your employment start date, I will ask the Board of Directors of the Company (the “Board”) to grant you an option to purchase 300,000 shares of common stock of the Company (subject to adjustment for any stock splits, dividends, recapitalizations and the like). New hire options approved by the Board are granted with an exercise price set to the stock price at time of grant. This option will vest over a four-year period: 25% on the first anniversary of the employment start date and the remaining 75% in 36 substantially equal monthly installments thereafter. In all respects, this option will be governed by the Company’s 2018 Incentive Award Plan and a stock option agreement. In addition, as part of your compensation you will be eligible to participate in the 2018 Incentive Award Plan or any successor equity plans.

Your normal place of work is expected to be 620 Memorial Drive, Cambridge, Massachusetts 02139. It is understood that the Company may change your normal place of work according to the Company’s future needs.

At the present time, given the on-going COVID-19 pandemic, you are not expected to work at the Company offices in-person and will work from your current residence in Raleigh, North Carolina. During this period, you may be expected periodically to make in-person visits to Cambridge, so long as acceptable safety protocols mutually agreed upon by you and the Company can be followed, and the Company will reimburse your expenses for those trips.

Once pandemic conditions make it appropriate for you to work full-time and in-person from the Cambridge office, you will be expected to be based in the Boston area. In order to assist you with the expenses associated with your permanent relocation to the Boston area the Company will provide you an allowance of $5,000 per month for temporary living and travel costs for up to 12 months after the start of your relocation.

You will be eligible to participate in the Company’s standard benefit programs as they are in effect from time to time and subject to their terms. Currently, these benefit programs include holidays, 24 days of flexible time off for vacation and sick time as well as, medical insurance, dental insurance, life insurance and a 401(k) retirement plan. Additional details of our current benefit offerings are described in the Benefits Summary, a copy of which is enclosed. The Company reserves the right to alter or amend its employee benefit programs at any time.

As a condition of your employment, you must sign and abide by the Company’s Employee Proprietary Information, Inventions Assignment and Restrictive Covenants Agreement, a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you will at all times be an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. You will be eligible to participate in the Company’s Executive Severance Plan.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. This offer of employment is contingent upon your providing satisfactory documentation of these matters. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Employee Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by December 18, 2020, after which date this offer will expire.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,
Evelo Biosciences, Inc.

/s/ Balkrishan Simba Gill
Balkrishan ‘Simba’ Gill

Accepted and Agreed:

/s/ Jonathan Zung

Jonathan Zung

Date: December 14, 2020

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